UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2009

TITANIUM GROUP LIMITED
(Exact name of registrant as specified in its charter)

British Virgin Islands (State or other jurisdiction of incorporation)	0-52415 (Commission File Number)	Not applicable (IRS Employer Identification No.)

15/F, Kennedy Town Commercial Tower, 23 Belcher’s Street, Kennedy Town, Hong Kong
 (Address of principal executive offices) (Zip Code)

(852) 3427 3177
Registrant’s telephone number, including area code

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The following changes in management occurred effective June 10, 2009:

Dr. Kit Chong “Johnny” NG resigned as the Chairman of the Board of Directors and principal financial officer.  He is serving as the Honorary Chairman of the registrant.

Huamin LAI was appointed to serve as a director and the Chairman of the Board of Directors.  Mr. LAI received a bachelor’s degree in science in 2005 from the Northwest Telecommunications Engineering College.  His experience is in the areas of electronic information, electronic product development, finance and project planning.

Mingzheng LAN was appointed to serve as a director and the principal financial officer of the registrant.  After graduation from Northwest Telecommunications Engineering College with a bachelor’s degree in 1984, Mr. LAN has accumulated over 25 years of experience in the areas of production of electronic products, operations management, project planning, investments, program planning, and operation of capital markets in Shenzhen, mainland China.  For the last few years, he had been primarily engaged in investment and property alleviation projects at all levels of government in mainland China.  He had presided over the national comprehensive agricultural development projects in Guangdong province, Heyuan region.  Mr. LAN also received a master’s degree in business management from Shanghai Jiao Tong University in 1992.

After the foregoing changes, management of the registrant is as follows:

Dr. Kit Chong “Johnny” NG – Honorary Chairman
Huamin LAI – Chairman of the Board of Directors
Wai Hung “Billy” TANG – Chief Executive Officer, Acting Chief Technology Officer and director
Mingzheng LAN – Principal Financial Officer and director
Jialong WEN – Chief Operations Officer and director
Siu Shan “Eric” WONG - director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITANIUM GROUP LIMITED
June 24, 2009	By: /s/ Wai Hung "Billy" Tang
Wai Hung “Billy” Tang